EXHIBIT 10.9
MCI WORLDCOM
                                       T1 INTERNET ACCESS SERVICE
Customer Information
Company Name:     IPVoice.com, Inc.
Billing Address-Line1:    5901 South Middlefield Road   Suite 100
City:    LittletonState:  CO       Zip+4:   80123
Phone: (303) 738-1266     Fax: (303) 738-1295
Billing Address-Line 2:

T1 Services

Flexible T1 Service 1                Double/Diverse T1 Service2          Shadow T1 Service5       Discounted Equipment6 and
                                                                                                  CPE Maintenance  (Available
                                                                                                  only w/ service. Complete, sign
                                                                                                  and return CPR Maintenance
                                                                                                  Program Agreeme
Sustained      Monthly   Start-Up4   Item       Monthly     Start-Up     Start-Up     Monthly    Item                 Price
Use (Klops)
0-128         $796.00    Waive       Double T   $4,200      $7,000         $350       $3,600       Cisco 2524 Router    $1,950

128-256       $1,895     $5,000      Diverse T  $4,200      $7,000                                 Cisco Internal T1      $995
                                                                                                    CSU/DSU
256-3                                                                                               CPE Maintenance Program0(See
                                                                                                          Attachment)
384-512       $2,750     $5,000                                                                    Open ROUTE GTX 1000   $1,450
                                                                                                   router with internal
                                                                                                   T1 CSU/DSU
Over 512       $3,000     $5,000                                                                    Open ROUTE             $470
                                                                                                    internal T1
                                                                                                    CSU/DSU
Price       $2,495     $5,000
Protected

Term and Payment

Term:     _1 yr  _2 yr _3 yr _4 yr _5 yr

Term Discount: 1 yr 5%   2 yr 10% 3,4 or 5 yr 15%

P.O. Number-If P.O. required, return it with Agreement


Notes: The service prices above do not include telco installation fees, domain-registration fees, monthly line charges, or equipment costs.

1. Connectivity is provided to Customer's organization only. Resale to or use by another organization is prohibited

2. Networks assigned from a MCI WorldCom net block are non-portable. Network space allocated by MCI WorldCom must be returned to MCI WorldCom if
     Customer discontinues service. MCI WorldCom may suspend service or terminate this Agreement, effective upon notice, for a violation of these requirements.


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3.   Monthly Fee includes MCI  WorldCom  domain-name  service for one domain per
     Customer and any sub-domains; additional domains for internal Customer use are $50 each. Domain-name registration requires a separate fee that will be billed directly to Customer by Network Solutions. MCI WorldCom will not, under any circumstances, send payment to Network Solutions on behalf of Customer. All domain name applications that use MCI WorldCom name servers must be authorized by MCI WorldCom, or the application may be denied or delayed. Customer may not use in applications for its customers' domains MCI WorldCom name servers.

4. Monthly billing is based on the level of sustained use during the month. To determine this level, traffic samples are taken every five minutes; the level under which 95% of these samples fall is the level of sustained use.

5. To ensure proper installation, MCI WorldCom will order all telco lines; a $500 surcharge applies for Customer-ordered lines. Installation may be scheduled Monday through Friday, excluding holidays, between the hours of 8am and 7pm ET; Customers requiring installation outside of these hours must pay a surcharge of $500. Customer's installation period extends for 30 days after MCI WorldCom has passed packets with Customer's router. MCI WorldCom's installation engineers are not responsible for providing consulting on or configuring security equipment (MCI WorldCom offers security products and consulting services. Asl a Sales Representative for details).

6. Term Discount applicable only to Monthly Fee. At the conclusion of the Term Commitment, this Agreement shall continue in effect on a month-to-month basis at MCI WorldCom's then current list price for the service.

Flex T1 customers always have available to them the full T1 bandwidth over an unshared, non-fractional 1.5 Mbps digital leased line.

Minimum 1-Year Term Commitment required; Term Commitment discounts do not apply.

Available only to customers getting new Internet connection and only during the first six months of T1 service.

Applies to the first year of service. After the first year, MCI WorldCom will sample Customer's use statistics, using the same traffic-sample method described above. If Customer's sustained use qualifies for a tiered Monthly Fee that is:

     (a) lower than the Price-Protected Monthly Fee, Customer may elect to continue service at the lower tiered Monthly Fee or sign up for another year at the Price-Protected Monthly Fee, or

     (b) higher than the Price-Protected Monthly Fee, MCI WorldCom will begin charging the appropriate tiered Monthly Fee.

Shadow T1 Service requires that Customer does not exceed a 16 Kbps sustained-use level. To determine this level, traffic samples are taken every five minutes; the level under which 95% of these samples from the previous month falls is the level of sustained use. Should the 16 kbps limit be exceeded, MCI WorldCom will bill Customer automatically at the standard MCI WorldCom rate for the corresponding sustained-use level. Customer will be billed at this rate until:
(1) The sustained-use level decreases below 16 kbps and (2) Customer provides a written request to MCI WorldCom to return to Shadow T1 Service.

Available only with service. MCI WorldCom is acting only as a reseller with respect to the hardware and software offered under this Agreement ("Equipment"), which Equipment was manufactured by a third party ("Manufacture"). MCI WorldCom will provide first-level support for Equipment, but will not repair or replace Equipment unless Customer has purchased CPE Maintenance from MCI WorldCom.
Customer's use of Equipment is subject to the terms and conditions of the Manufacturer's end-user agreement. Should Customer purchase Equipment from MCI WorldCom, MCI WorldCom will ship to Customer the current WorldCom-tested version.

Terms and Conditions

This Service Agreement ("Agreement") for the services provided hereunder is made by and between Customer ("Customer") and MCI Telecommunications Corporation and WorldCom Technologies, Inc., together with their respective affiliates, including UUNET Technologies, Inc. (collectively "MCI WorldCom").

1. MCI WorldCom exercises no control over, and accepts no responsibility for, the content of the information passing through MCI WorldCom's host computers, network hubs, and points of presence (the "MCI WorldCom Network"). EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 BELOW, MCI WorldCom (a) MAKES NO WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, FOR TH SERVICES AND EQUIPMENT IT IS
PROVIDING and (b) DISCLAIMS ANY WARRANTY OF TITLE, MERCHANTABILITY, NON-INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE. Use of any information obtained via MCI WorldCom Network is at Customer's own risk. MCI WorldCom specifically denies any responsibility for the accuracy or quality of information obtained through its services. MCI WorldCom shall not be liable for any delay or failure in performance due to Force Majeure, which shall include acts of God; earthquake; labor disputes; changes in law, regulation, or government policy; riots; war; fire; epidemics; acts or omission s of vendors or suppliers; equipment failures; transportation difficulties; or other occurrences that are beyond MCI WorldCom's reasonable control.

2. All use of the MCI WorldCom Network and the service must comply with the then-current version of the MCI WorldCom Acceptable Use Policy ("Policy"), which is part of this Agreement and is available at the following URL: www.uu.net/usepolicy.html. MCI WorldCom reserves the right to amend the Policy from time to time, effective upon either posting of the revised Policy at the URL or providing other notice to Customer. MCI WorldCom reserves the right to suspend the service or terminate this Agreement, effective upon notice, for a violation of the Policy. Customer agrees to indemnify MCI WorldCom and hold it harmless from any losses, damages, costs, or expenses resulting from any third-party claim or allegation ("Claim") arising out of or relating to use of the service, including any Claim that, if true, would constitute a violation of the Policy.

3. NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES THAT RESULT FROM CUSTOMER'S OR CUSTOMER'S USERS' USE OF THE MCI WorldCom NETWORK AND THE SERVICE, INCLUDING, WITHOUT
LIMITATION, ANY SUCH DAMAGES FOR LOSS OF DATA RESULTING FROM DELAYS, NON-DELIVERIES, MISDELIVERIES, OR SERVICE INTERRUPTIONS. Notwithstanding anything to the contrary stated in this Agreement, Customer's sole remedies for any claims relating to this service or the MCI WorldCom Network are set forth in Section 7 below.

4. Connectivity is provided to Customer's organization only. Resale to or use by another organization is prohibited. Networks assigned from a MCI WorldCom net-block are non-portable. Network space allocated by MCI WorldCom must be returned to MCI WorldCom in the event Customer discontinues service. MCI WorldCom may suspend the service or terminate this Agreement effective upon notice for a violation of the terms of this Section.

5. Payment is due 30 days after the date of invoice. Accounts are in default if payment is not received within 30 days after the date of invoice. Payment made by a check that is later returned to MCI WorldCom for insufficient funds shall place Customer immediately in default and subject Customer to a MCI WorldCom returned-check charge of $25. Accounts unpaid 60 days after date of invoice may have service interrupted or terminated. Such interruption or termination does not relieve Customer of the obligation to pay the Monthly Fee. Only a written request to terminate Customer's service relieves Customer of the obligation to pay the monthly fee. Accounts in default are subject to an interest charge on the outstanding balance of the lesser of 1.5% pr month or the maximum rate permitted by law. Customer agrees to pay MCI WorldCom its reasonable expenses. Including attorney and collection-agency fees, incurred in enforcing its rights under these Terms and Conditions. Prices are exclusive of any taxes that may be levied or assesses upon the equipment or services provided hereunder. Any such taxes shall be paid by Customer. If Customer is exempt from otherwise applicable taxes, Customer must submit its tax identification number and exemption certificate at the same time it submits this Agreement.

6. Billing for MCI Worldcom service will commence when a MCI WolrdCom hub and a functioning telephone circuit are prepared to route IP packets to Customer's site. The Startup Charge is invoiced upon acceptance of this Agreement by MCI WorldCom. Charges for Equipment shall be invoiced upon shipment. Service is invoiced monthly in advance, and may ne canceled only by 60 days' advance, and may be canceled only by 60 days' advance written notice. In the event of early cancellation of a Term of Commitment, Customer will be required to pay 75% of MCI WorldCom's standard Monthly Fee for each month remaining in the Term Committment. MCI WorldCom reserves the right to change the rates by notifying Customer 60 days in advance of the effective date.

7. The Service Level Agreement ("SLA") for this service is set forth at www.wcom.com/sla and applied only to customers agreeing to a Term Commitment of at least one year. The SLA is also only applicable to Shadow T1 service of the service becomes Standard T1 service. MCI WorldCom reserves the right to amend the SLA from time to time, effective upon either posting of the revised SLA to this URL or providing other notice to Customer. In the event of any amendment resulting in a material reduction of the SLA's service levels or credits, Customer may terminate this Agreement without penalty by providing MCI WorldCom written notice of termination during the 30 days following notice of such amendment. The SLA sets forth Customer's sole remedies for any claim relating to this service or the MCI WorldCom Network, including any failure to meet any guarantee set forth in the SLA. MCI WorldCom's records and data shall be the basis for all SLA calculations and determinations. Notwithstanding anything to the contrary, the maximum amount of credit in any calendar month under the SLA shall not exceed the Monthly Fee and/or Startup Charge that, absent the credit, would have been charged for MCI WorldCom service that month (collectively the "MCI WorldCom Fees"), provided that the maximum amount of credit for failure to meet the Availability Guarantee shall not exceed the sum of (a) the MCI WorldCom Fees plus (b) the telephone-company line charge that, absent the credit, would have been charged for said month.

8. Neither party may use the other party's name, trademark, trade names, or other proprietary identifying symbols without the prior written approval of the other party. Neither party may assign or transfer any of its rights or obligations under this Agreement without the priot express, written consent of the other party, provided that either party may assign or transfer this Agreement to any affiliate of such party upon advance written notice to the other party. No failure or delay on the part of either party to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by law.

9. These Terms and Conditions supersede all previous representations, understandings, or agreements and shall prevail notwithstanding any variance with terms and conditions of any order submitted. Acceptance of this Agreement by MCI WorldCom may be subject, in MCI WorldCom's absolute discretion, to satisfactory completion of a credit check. Activiation of service shall indicate MCI WorldCom's acceptance of this Agreement. Use of the MCI WorldCom Network constitutes acceptance of these Terms and Conditions.

In the event that the Federal Communications commission or other lawful authority determines that the Company must contribute to support government "Universal Service" programs based upon revenues obtained from the provision of service hereunder, the Company, without any further agreement of Customer, may impose a fee or charge designed to recover its required contribution, based upon revenues earned under this Agreement.

Customer   questions  should  be  directed  to  Customer's  MCI  WorldCom  sales representative

Customer Authorized Agent:         Title: President
                                   Signature: /s/ Barbara S. Will
                                   Date: 8/20/99


        MCI WorldCom, MCI Telecommunications Corporation
        Three Ravinia Drive
        Atlanta, GA 30346